Exhibit 12.1        Computation of Ratio of Earnings to Fixed Charges
                            Nine Months
                              Ending
                             9/30/98       1997     1996      1995      1994     1993
Earnings before taxes       $132,600     $104,900 $102,700  $123,500  $104,100 $101,400

Add(Deduct)
  Fixed Charges               26,500       38,200   33,500    31,500    23,200   18,700

  Undistributed earnings
  of less than 50% owned
  companies carried at
  equity                        (300)        (500)    (700)    (800)    (400)    (200)

  Interest capitalized             0            0        0         0      (200)       0

Earnings available for fixed
 charges                    $158,800     $142,600 $135,500  $154,200  $126,700 $119,900

Fixed charges:
  Interest, including
   amounts capitalized        22,900       32,900   26,400    24,200    16,500   12,500

  Proportion of rent
   expense deemed to
   represent interest
   factor                      3,600        5,300    7,100     7,300     6,700    6,200

Fixed Charges               $ 26,500     $ 38,200 $ 33,500  $ 31,500  $ 23,200 $ 18,700

Ratio of earnings to fixed
 charges                        5.99         3.73     4.04      4.89      5.46     6.41